Item 15  Additional Sub-custodians:

	Broker, City, Country

	Deutsche Bank AG, Frankfurt ,Germany
	Via Societe Generale de Banques en Cote DIvoire, Abidjan,
	Ivory Coast, Senegal
	Via Societe Generale de Banques en Cote DIvoire, Abidjan,
	Ivory Coast, Togo
	Via Societe Generale de Banques en Cote DIvoire, Abidjan, Ivory Coast, Guinea-Bissau
	Via Societe Generale de Banques en Cote DIvoire, Abidjan,
	 Ivory Coast, Mali
	Via Societe Generale de Banques en Cote DIvoire, Abidjan,
	 Ivory Coast, Niger
	United Overseas Bank Limited, Singapore, Singapore
	Nedcor Bank Limited, Braamfontein, South Africa